UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2005 (May 31, 2005)

GREIF, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-00566	31-4388903
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

425 Winter Road, Delaware, Ohio	43015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (740) 549-6000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 31, 2005, STA Timber LLC (“STA Timber”), one of Greif, Inc.’s (the “Company”) wholly owned indirect subsidiaries, issued its privately placed $43,250,000 5.20 percent Senior Secured Notes due August 5, 2020 (the “Monetization Notes”). In connection with the sale thereof, STA Timber entered into Note Purchase Agreements with the purchasers of the Monetization Notes (the “Note Purchase Agreements”) and related documentation. The Monetization Notes are secured by a pledge of the Purchase Note (the “Purchase Note”) in the principal amount of $50,890,531 dated May 23, 2005, issued by Timberlands SPE, L.L.C. (the “Payor”) payable to the order of Soterra LLC (a wholly owned subsidiary of the Company) and contributed and assigned to STA Timber. The Payor is an indirect subsidiary of Plum Creek Timberlands, L.P. (“Plum Creek”).

The Purchase Note was issued by the Payor in connection with the closing of one of the two Real Estate Purchase and Sale Agreements entered into by Soterra and Plum Creek, on March 28, 2005, to sell approximately 56,000 acres of timberland and related assets located primarily in Florida for an aggregate purchase price of approximately $90 million, subject to closing adjustments. On May 23, 2005, Soterra LLC sold approximately 35,000 acres of timberland and associated assets in Florida, Georgia and Alabama and the purchase price of approximately $51 million was paid in the form of cash and the Purchase Note.

The Purchase Note is also secured by the Deed of Guarantee issued by Bank of America, N.A., London Branch, in an amount not to exceed $52,269,496, as a guarantee of the due and punctual payment of principal and interest on the Purchase Note. This Deed of Guarantee has been pledged by STA Timber to secure the Monetization Notes.

The Monetization Notes may be accelerated in the event of a default in payment or a breach of the other obligations set forth therein or in the Note Purchase Agreements or related documents, subject in certain cases to any applicable grace periods, or upon the occurrence of certain insolvency or bankruptcy related events. The Monetization Notes are subject to a mechanism that may cause them, subject to certain conditions, to be extended to November 5, 2020. The proceeds from the sale of the Monetization Notes will be used for general corporate purposes, including the repayment of indebtedness.

Neither the Company nor any of its consolidated subsidiaries have extended any form of guaranty of the principal or interest on the Monetization Notes. Accordingly, neither the Company nor any of its consolidated subsidiaries will become directly or contingently liable for the payment of the Monetization Notes at any time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREIF, INC.

Date: June 6, 2005	By:	/s/ Donald S. Huml
Donald S. Huml
Chief Financial Officer
(Duly Authorized Signatory)